Exhibit 99.1

NewHydrogen to Deploy Green Hydrogen Generators

Verde LLC will supply state-of-the-art green hydrogen generation systems which the Company will use at intermittent renewable power sites, such as wind and solar farms, to demonstrate economic viability and new technology under development

SANTA CLARITA, Calif. (Feb. 8, 2022) — NewHydrogen, Inc. (OTC:NEWH), a developer of breakthrough green hydrogen technologies, today announced that it will begin providing green hydrogen generators to intermittent renewable power sites, such as wind and solar farms, to demonstrate economic viability and new technology under development. Under the terms of a Manufacturing Supply Agreement, Verde LLC, a Massachusetts-based manufacturer of state-of-the art green hydrogen generation systems (“Verde”), will supply the Company with hydrogen generation systems.

“We are very excited about our new business relationship with Verde and our plan to partner with operators of intermittent renewable power sites, such as wind and solar farms,” said David Lee, CEO of NewHydrogen. “Verde will manufacture the systems for NewHydrogen, which the Company will purchase for use at the sites.”

The Company is targeting wind and solar farms which produce excess solar and wind energy during certain times of the day. This power can be used to run an electrolyzer (the primary component in a hydrogen generator) that converts water into green hydrogen, which is distributed in pipelines and converted back into electricity when needed. This green hydrogen can be stored in tanks and underground caverns, forming a network that can energize industry and back up electric grids. Having the flexibility to redirect unused energy capacity into making fuels can fill the gap between constant energy demands and variable energy resources.

Dr. Lee continued, “For NewHydrogen, this is a major leap forward. By owning and controlling the hydrogen generators at these sites, we will be able to move very rapidly to demonstrate the economic viability of this approach, as well as new technology currently under development including our breakthrough catalysts.”

The goal of NewHydrogen’s sponsored research at UCLA is to lower the cost of green hydrogen by eliminating or drastically reducing the use of precious metals in electrolyzers. Electrolyzers currently rely on rare earth materials such as iridium and platinum. These materials often account for nearly 50% of the cost of electrolyzers.

In 2021, the sponsored program at UCLA developed a non-precious metal-based catalyst with significant improvement of oxygen evolution reaction (OER) in acidic conditions for proton exchange membrane (PEM) electrolyzers. Researchers then improved the catalyst performance by modifying the structure and optimizing loading conditions. Most recently, application of a unique surface engineering technique further improved the long-term stability of the catalyst. Higher stability implies reduced operating cost of electrolyzers in the longer term.

In a parallel effort, researchers have been developing hydrogen evolution reaction (HER) catalysts for alkaline electrolyzers. Their work is focused on developing platinum based HER catalysts that use significantly less platinum, as well as a totally new type of HER catalyst that does not use platinum at all. To date, significant progress has been made on both fronts. This is in line with the Company’s focus on developing OER catalysts to enable electrolyzers that cost less to manufacture and to operate.

“Prior to scaling up the process for studies with a prototype electrolyzer in late 2022, researchers will continue to explore additional improvements to both the OER and the HER catalysts to maximize the overall performance of an actual water electrolysis device,” Dr. Lee concluded.

About NewHydrogen, Inc.

NewHydrogen is developing a breakthrough green hydrogen generator that uses renewable energy to produce low-cost green hydrogen. Hydrogen is the cleanest and most abundant fuel in the universe. It is zero-emission and only produces water vapor when used. Unfortunately, hydrogen does not exist in its pure form on Earth so it must be extracted from a source that contains hydrogen. For centuries, scientists have known how to split water into hydrogen and oxygen using a simple and elegant device called an electrolyzer. Unfortunately, an electrolyzer – the primary component of a hydrogen generator – is still very expensive. NewHydrogen is developing breakthrough technologies to enable the next generation of low cost electrolyzers. Our initial focus is on replacing and reducing expensive rare earth materials, to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

To learn more about the company, please visit www.newhydrogen.com

About Verde LLC

Verde LLC, as a pioneer in the renewable energy industry, has been committed to R&D and technological development of the hydrogen industry for years. It offers renewable hydrogen generation systems with state-of-the-art technology, which can fully, directly, and efficiently convert unstable renewable energy into hydrogen as a world first. Its products adopt unique modular design and patented technology ensures lower energy consumption, higher purity, larger capacity, and optimized intelligence and integration compared with traditional hydrogen production system, also ensuring the products can work in a variety of harsh and unstable environments. To date, Verde Series hydrogen generators have been used in more than 30 countries for over 10 years with excellent reputation and evaluation.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations and markets; the impact on the national and local economies resulting from terrorist actions; the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Tom Becker

NewHydrogen, Inc.

ir@newhydrogen.com

(877) 904-3733